Exhibit 10.7.1

BENEFITFOCUS.COM, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement"), is made and entered into this 20th day of November 2017, by and between: Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way,

Charleston, SC 29492, (hereinafter referred to as "Benefitfocus") and Shawn A. Jenkins whose present

address is:                                                                                                     (hereinafter referred to as the

"Associate").

1.

Employment. Benefitfocus hereby agrees to employ the Associate in the capacity of Senior Advisor for Innovation, upon the terms and conditions set out herein, and the Associate accepts such employment.

2.

Term. This Agreement shall take effect on January 1, 2018 and shall continue in effect until June 30, 2020. Notwithstanding the previous sentence, the Associate understands and acknowledges that his employment with Benefitfocus is "at will" and is terminable at any time at the will of Benefitfocus or the Associate, notwithstanding any other provisions of this Agreement, including Section 19 hereof.

3.

Duties. The Associate shall perform, for Benefitfocus, the duties set out in the attached Exhibit A entitled "Job Description," which is incorporated herein and made a part of this Agreement, along with those other duties as may be assigned to Associate from time to time by Benefitfocus' Chief Executive Officer or their designee.

4.

Compensation. The Associate's initial compensation shall be paid in accordance with that outlined in Exhibit B entitled "Compensation Program," which is incorporated herein and made a part hereof, and is subject to review in accordance with then current compensation practices of Benefitfocus.

5.

Extent of Services. The Associate shall devote the required time, attention, and energies to Benefitfocus' business and shall not, during the term of this Agreement, be engaged in any other business activity that conflicts with the Associate's work for Benefitfocus, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Associate further agrees that he or she will perform all of the duties assigned to the Associate to the best of his or her ability and in a manner satisfactory to Benefitfocus, that he or she will truthfully and accurately maintain all records, preserve all such records, and make all such reports as Benefitfocus may require; that he or she will fully account for all money and all of the property of Benefitfocus of which the Associate may have custody and will pay over and deliver the same whenever and however the Associate may be directed to do so.

6.

Expenses. Benefitfocus agrees to reimburse the Associate for travel and other expenses incurred while conducting business on behalf of Benefitfocus as long as they are reasonable and approved by Benefitfocus and comply with government regulations covering such expenses for business purposes. Such expenses will be stated on a Benefitfocus furnished expense form, have required receipts, be signed by the Associate, and sent to Benefitfocus for approval and reimbursement, all in accordance with Benefitfocus' reimbursement policies and procedures as may be in effect from time to time.

CONFIDENTIAL & PROPRIETARY1

BENEFITFOCUS.COM, INC.(02/2016)

7.	Covenant Not to Disclose Trade Secrets and Confidential Information.
a.

As an employee of Benefitfocus, the Associate will be exposed to "Trade Secrets" and "Confidential Business Information" (as those terms are defined below). "Trade Secrets" shall mean information or data of or about Benefitfocus or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a broader definition of "trade secret" under applicable law, the latter definition shall govern for purposes of interpreting the Associate's obligations under this Agreement. Except as required to perform his or her obligations under this Agreement or except with Benefitfocus' prior written permission, the Associate shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Benefitfocus. The Associate's obligations under this provision shall remain in force (during or after the Term) for so long as such information or data shall continue to constitute a "trade secret" under applicable law. The Associate agrees to cooperate with any and all confidentiality requirements of Benefitfocus and the Associate shall immediately notify Benefitfocus of any unauthorized disclosure or use of any Trade Secrets of which the Associate becomes aware.

b.

The Associate agrees to maintain in strict confidence and, except as necessary to perform his or her duties for Benefitfocus, not to use or disclose any Confidential Business Information at any time, during the term of his or her employment or for a period of one (1) year after the Associate's last date of employment, so long as the pertinent data or information remains Confidential Business Information. "Confidential Business Information" shall mean any non-public Information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Associate, directly or indirectly, in connection with the Associate's employment (including his or her employment with Benefitfocus prior to the date of this Agreement), including (without limitation) oral and written information concerning Benefitfocus or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by Benefitfocus and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Associate, or that was available to the Associate on a non-confidential basis prior to its disclosure to the Associate.

CONFIDENTIAL & PROPRIETARY2

BENEFITFOCUS.COM, INC.(02/2016)

c.

Without limiting any of the foregoing, Associate acknowledges that Trade Secrets and Confidential Business Information exist in all formats in which information is preserved, including electronic, print, or any other form, and that each term includes all originals, copies, notes, or other reproductions or replicas thereof.

d.

Upon termination of employment, the Associate shall leave with Benefitfocus all Trade Secrets, Confidential Business Information, and any other business records relating to Benefitfocus and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Associate prepared such materials or records himself, and Associate shall retain no copies of any such materials. In addition, upon termination of employment. Associate will immediately return to Benefitfocus all other property whatsoever of Benefitfocus in his possession or under his control. If requested, Associate shall certify in writing to Benefitfocus that no such materials are in his possession.

e.

As set forth above, the Associate shall not disclose Trade Secrets or Confidential Business Information. However, nothing in this Section 7 shall prevent the Associate from (i) disclosing Trade Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Associate first notifies Benefitfocus of said order or subpoena in sufficient time to allow Benefitfocus to seek an appropriate protective order, and provided that Associate only discloses such information as he or she is actually required to disclose, or (ii) from reporting violations of law to any governmental agency or entity, or otherwise making disclosures that are protected under a whistleblower any law. The Associate agrees that if he or she receives any formal or informal discovery request, court order, or subpoena requesting that the Associate disclose Trade Secrets or Confidential Business Information, he or she will immediately notify Benefitfocus and provide Benefitfocus with a copy of said request, court order, or subpoena.

8. Covenant Not to Solicit Customers.

a.

The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the date of termination of the Associate's employment with Benefitfocus, for any reason, whether by the Associate or Benefitfocus, the Associate shall not (except on behalf of or with the prior written consent of Benefitfocus) either directly or indirectly, on the Associate's own behalf or in the service or on behalf of others, (i) solicit, divert or appropriate to or for a Competing Business (as defined below), or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of Benefitfocus on the date of termination and with whom the Associate had direct material contact within six months of the Associate's last date of employment. For purposes of this Agreement, the term "Competing Business" shall mean the business of offering benefit administration services to companies via a Web-based system.

b.

The Associate recognizes and acknowledges that Benefitfocus' customers and the specific needs of such customers are essential to the success of its business and its continued goodwill and that its customer list and customer information constitute a property interest of Benefitfocus, having been developed by Benefitfocus at great effort and expense.

CONFIDENTIAL & PROPRIETARY3

BENEFITFOCUS.COM, INC.(02/2016)

9.

Covenant Not to Solicit Employees/Consultants. The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the date of termination of the Associate's employment with Benefitfocus, for any reason, whether by Associate or Benefitfocus, Associate will not, either directly or indirectly, on the Associate's own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to Benefitfocus or any of its affiliates engaged or experienced in the Business (as defined herein), regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. For purposes of this Agreement, the term "Business" shall mean the business of offering benefit administration services to companies via a Web-based system.

10.

Covenant Not to Compete. The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the termination of the Associate's employment with Benefitfocus (by either party and regardless of the reason for such termination). Associate will not, hold a position based in or with responsibility for all or part of the Restricted Territory (as defined below), with any Competing Business (as defined above) whether as employee, consultant, or otherwise, in which Associate will have duties, or will perform or be expected to perform services for such Competing Business, that is or are the same as or substantially similar to the position held by Associate or those duties or services actually performed by Associate for Benefitfocus within the twelve (12) month period immediately preceding the termination of Associate's employment with Benefitfocus, or in which Associate will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of Benefitfocus for the purpose of providing, or attempting to provide, such Competing Business with a competitive advantage with respect to the Business. As used herein, "Restricted Territory" means the United States of America, it being understood that Benefitfocus' business is nationwide in scope, provided, however, that if a court of competent jurisdiction determines that the foregoing definition is too broad to be enforced under applicable law, then the parties agree that "Restricted Territory" will mean any State, province, or similar political subdivision to which Associate directed, or in which Associate performed, employment-related activities on behalf of Benefitfocus at the time of, or during the twelve (12) month period prior to, the termination of Associate's employment with Benefitfocus for any reason. Notwithstanding the provisions of this Section 10, the parties acknowledge that from time to time Associate may invest in companies that are engaged in businesses related to Benefitfocus' Business. Associate will disclose such investments to the board of directors so that the board may determine in good faith whether such investment may present a conflict of interest in light of Associate's obligations hereunder. The parties will work cooperatively to address any such concerns.

11.

Covenants are Independent. The covenants on the part of the Associate contained in paragraphs 7, 8, 9,10, 22, 24 and 25 hereof, as well as in each subsection thereof, shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

12.

Consideration. The Associate acknowledges and agrees that valid consideration has been given to the Associate by Benefitfocus in return for the promises of the Associate set forth herein, including the promise of additional compensation to which the Associate was not entitled prior to the execution of this Agreement.

13.	Extension of Periods. Each of the time periods described in this Agreement shall be automatically

CONFIDENTIAL & PROPRIETARY4

BENEFITFOCUS.COM, INC.(02/2016)

extended by any length of time during which the Associate is in breach of the corresponding covenant contained herein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

14.

Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Benefitfocus and impose a reasonable restraint on the Associate in light of the activities and Business of Benefitfocus on the date of the execution of this Agreement.

15.

Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to his or her residence as shown in the records of Benefitfocus in the case of the Associate, or to its principal place of business to the attention of General Counsel, in the case of Benefitfocus.

16.

Waiver of Breach. The waiver by Benefitfocus of a breach of any provision of this Agreement by the Associate shall not operate or be construed as a waiver of any subsequent breach by the Associate. No waiver shall be valid unless in writing and signed by Benefitfocus.

17.

Assignment. The Associate acknowledges that the services to be rendered by the Associate are unique and personal. Accordingly, the Associate may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement. The rights and obligations of Benefitfocus under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Benefitfocus. The Associate agrees that this Agreement, and the covenants contained herein, may be assigned by Benefitfocus to any successor company.

18.

Paid Time Off. Associate is not eligible to receive paid time off in accordance with Benefitfocus' paid time off policies as detailed in its Associate Handbook, the provisions of which are subject to change on a prospective basis.

19.

Termination. Either party may terminate this Agreement at any time, with or without cause. In the event that Associate chooses to resign his employment, Benefitfocus requests fourteen (14) days written notice to Benefitfocus. In such event, the Associate shall continue (if agreed to by Benefitfocus) to render his services and shall be paid his regular compensation up to the effective date of termination.

20.

Entire Agreement; Amendment. This Agreement, and attached Exhibits, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter. Without limiting the generality of the preceding sentence, the parties acknowledge and agree that as of the commencement of the term of this Agreement, any and all prior employment agreements between Associate and Benefitfocus are superseded and replaced by this Agreement. This Agreement may be changed only by an agreement in writing, signed by the parties hereto.

21.

Construction of Agreement. Should any of the provisions or terms of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that such provision(s) or term(s) shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it, it being agreed that all parties have participated in the preparation and

CONFIDENTIAL & PROPRIETARY5

BENEFITFOCUS.COM, INC.(02/2016)

review of this Agreement and have had the opportunity to be represented by counsel.
22.

Arbitration: Governing Law; and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina. The parties agree that any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in South Carolina. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted by a neutral arbitrator consistent with the rules, regulations and requirements thereof, including discovery, which can be accessed at www.adr.org, as well as any requirements imposed by state law. The parties agree to arbitrate solely on an individual basis, and that this agreement does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative or class proceeding. Any award of the Arbitrator(s), is final and binding, and may be entered as a judgment in any court of competent jurisdiction. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

23.	Work Facilities. The Associate shall be provided with such other facilities and services as are suitable to the Associate's position and appropriate for the performance of his or her duties.
24.

Severability. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Benefitfocus and Associate agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

25.

Remedies for Breach. The Associate recognizes and agrees that a breach by the Associate of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Benefitfocus. In the event of a breach or threatened breach of any covenant contained herein, Benefitfocus shall be entitled to temporary and permanent injunctive relief, restraining the Associate from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Benefitfocus, including attorneys' fees, as a result of the Associate's breach or threatened breach of the covenant. Benefitfocus and the Associate agree that the relief described herein is in addition to such other and further relief as may be available to Benefitfocus at equity or by law. Nothing herein shall be construed as prohibiting Benefitfocus from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Associate.

26.

Additional Representations and Warranties of Associate. Indemnification by Associate. The Associate acknowledges and agrees that: (i) the covenants contained in this Agreement are the essence of this Agreement; (ii) the Associate has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and

CONFIDENTIAL & PROPRIETARY6

BENEFITFOCUS.COM, INC.(02/2016)

necessary to protect and preserve the interests and properties of Benefitfocus; (iv) each of these covenants in this Agreement is separate, distinct and severable not only from the other covenants but also from the remaining provisions of this Agreement; (v) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement; and (vi) if the covenants herein shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law. The Associate represents and warrants that his acceptance of employment with Benefitfocus has not been improperly induced with respect to any prior employment and the performance of his duties hereunder will not conflict with, or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound, including any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27.

At-Will Employment. THE ASSOCIATE UNDERSTANDS AND AGREES THAT THIS AGREEMENT SHALL IN NO WAY IMPOSE UPON BENEFITFOCUS ANY OBLIGATION TO EMPLOY THE ASSOCIATE OR TO CONTINUE THE ASSOCIATE'S EMPLOYMENT FOR ANY LENGTH OF TIME. THE EMPLOYMENT BY BENEFITFOCUS IS, AND AT ALL TIMES SHALL REMAIN, IN THE ABSOLUTE DISCRETION OF BENEFITFOCUS, WHICH EMPLOYMENT MAY BE TERMINATED BY THE ASSOCIATE OR BENEFITFOCUS AT WILL.

Signed, sealed and delivered in the presence of:

BENEFITFOCUS                                                                            ASSOCIATE

             /s/ Mason R. Holland, Jr.                                                    /s/ Shawn A. Jenkins

By:        Mason R. Holland, Jr.                                           By:        Shawn A. Jenkins

Its:        Executive Chairman

Date:    November 20, 2017                                           Date:        November 20, 2017

CONFIDENTIAL & PROPRIETARY7

BENEFITFOCUS.COM, INC.(02/2016)

EXHIBIT A
Job Description

As directed and requested by the CEO:

•	Review and advise on new product ideas and concepts
•	Review and advise on new technologies for possible use by the company
•	Assist with incubation and potential investments in early stage companies
•	Research potential acquisitions. Review product, technology, and business models of potential acquisitions.
•	Review and comment on company product roadmaps.
•	Review R&D multi-year plans.
•	Assist with near-term and long-term company strategy including R&D strategy, product strategy, market strategy, and business strategy.
•	Research engineering technologies and business models.
•	Assist with strategic initiatives.

CONFIDENTIAL & PROPRIETARYExhibit A & B to Employment Agreement             1

BENEFITFOCUS.COM, INC.(11/2017)

EXHIBIT B

Benefitfocus.com, Inc.

Compensation Program for Shawn A. Jenkins

Exhibit B to Employment Agreement dated November 20, 2017.

1.

Compensation: As compensation for services rendered by the Associate, Benefitfocus shall pay annual compensation totaling $300,000 (the "Compensation") plus associate benefit programs. The Associate has elected and Benefitfocus agrees to pay the Associate one third of the Compensation ($100,000) in cash and the remaining two thirds ($200,000) in equity compensation paid quarterly, all as described below. All compensation paid to Associate shall be subject to withholding for such federal, state and local taxes as Benefitfocus determines are required to be withheld pursuant to applicable law.

2.	Salary: The cash salary portion of the Compensation will be payable in accordance with Benefitfocus' customary payroll practices as in effect from time to time.
3.

Equity Compensation: On the first day of each calendar quarter while this Agreement remains in effect, Associate will be granted a number of shares of Benefitfocus common stock (BNFT) equal to $50,000 divided by the average closing price over the 20 trading days immediately preceding the applicable grant date. Each such grant will be made in accordance with, and subject to the terms of, Benefitfocus' Amended and Restated 2012 Stock Plan.

4.

Prior Equity Awards: Associate has previously been awarded various equity awards (including restricted stock units and performance restricted stock units) pursuant to Benefitfocus' Amended and Restated 2012 Stock Plan and its Management Incentive Bonus Program. All such prior awards are intended to continue to vest during Associate's employment under this Agreement, subject to the terms of such awards, except to the extent that acceleration of vesting may occur as described in Section 7 below.

5.	Normal Hours of Work: Associate is expected to work the amount of time needed to meet or exceed all job duties and performance expectations as assigned by the President and CEO.
6.

Benefits: Associate will be eligible for all Benefitfocus associate benefit programs including but not limited to Health Insurance, Life Insurance, Disability Insurance, 401(k) Retirement Program, and more, subject to the terms and conditions of such programs. Nothing in this Agreement or Compensation Program alters or limits Benefitfocus' rights to modify or terminate any such programs in its sole discretion.

7.

Effect of Termination. In the event that Associate's employment hereunder is terminated prior to the end of the term by Benefitfocus for Cause (as defined below) or by Associate's resignation, then Associate will be entitled to receive the Compensation and benefits earned through the date of termination within the time required by applicable law. In the event that Associate's employment hereunder ends as a result of Associate's death or is terminated prior to the end of the term by Benefitfocus without Cause, then in addition to the Compensation and benefits earned through the date of termination, Benefitfocus will continue to pay the Compensation as described above to Associate (or to his estate, if applicable), and all equity awards that have been granted to Associate that are not been vested prior to such termination will immediately vest in full to Associate. In the event that Associate's employment ends as a result of the expiration of the term of the Agreement, then in addition to the Compensation and benefits earned through the date of termination, all equity awards that have been granted to Associate that are not been vested prior to such termination will

CONFIDENTIAL & PROPRIETARYExhibit A & B to Employment Agreement2

BENEFITFOCUS.COM, INC.	(11/2017)

immediately vest in full to Associate.

As used herein, the term "Cause" means: (i) an act of dishonesty, fraud or misrepresentation made by Associate in connection with his responsibilities as an employee that results in a reasonable probability of material injury to Benefitfocus (whether tangible or reputational); (ii) Associate's conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Associate's gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational) to Benefitfocus; (iv) Associate's unauthorized use or disclosure of any proprietary information or trade secrets of Benefitfocus or any other third party to whom Associate owes an obligation of nondisclosure as a result of Associate's relationship with Benefitfocus; (v) Associate's material breach of any obligations under any written agreement with Benefitfocus; or (vi) Associate's continued failure to substantially perform his material employment duties. Prior to terminating Associate's employment pursuant to clause (v) or (vi) above, Benefitfocus will provide Associate with (A) written notice setting forth the basis for Benefitfocus' belief that Associate has engaged in acts or omissions violating clause (v) or (vi) and (B) an opportunity of not less than fifteen (15) days in which to cure such breach or non-performance to Benefitfocus' reasonable satisfaction.

8.

Application of Internal Revenue Code Section 409A: All provisions of this Agreement will be interpreted in a manner consistent with Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"). Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Exhibit B that constitute "deferred compensation" within the meaning of Section 409A will not commence in connection with Associate's termination of employment unless and until Associate has also incurred a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-l(h), unless Benefitfocus reasonably determines that such amounts may be paid without causing Associate to incur the additional 20% tax under Section 409A. The parties intend that each installment of the post-termination payments provided for above is a separate "payment" for purposes of Section 409A. For avoidance of doubt, the parties intend that any post-termination payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-l(b)(4), 1.409A-l(b)(5), and 1.409A-l(b)(9). However, if Benefitfocus determines that the post-termination payments constitute "deferred compensation" under Section 409A and Associate is, on the termination of service, a "specified employee" of Benefitfocus, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the post-termination payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Associate's separation from service, or (ii) the date of Associate's death (such applicable date, the "Specified Employee Initial Payment Date"), and Benefitfocus will (A) pay Associate a lump sum amount equal to the sum of the post-termination payments that Associate would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the post-termination payments had not been so delayed pursuant to this paragraph, and (B) commence paying the balance of the post-termination payments in accordance with the applicable payment schedules set forth in this Agreement.

CONFIDENTIAL & PROPRIETARYExhibit A & B to Employment Agreement3

BENEFITFOCUS.COM, INC.	(11/2017)